Exhibit 99.2

545 E. John Carpenter Freeway, Suite 1300 Irving, TX 75062 PH: 972-444-4900 NYSE: FCH
For Immediate Release:

FELCOR CLOSES SENIOR NOTES OFFERING

IRVING, Texas....May 21, 2015 - FelCor Lodging Trust Incorporated (NYSE: FCH) and its subsidiary, FelCor Lodging Limited Partnership (“FelCor LP”), today announced the closing of FelCor LP’s offer and sale of $475 million in aggregate principal amount of FelCor LP’s 6.00% senior unsecured notes due 2025. This successful offering enables the company to benefit from historically low interest rates, mitigate future market risk, further stagger its maturity profile and significantly reduce its cost of borrowing.

FelCor LP has used the proceeds from the offering, together with cash on hand and/or funds drawn under its line of credit, to purchase and redeem all of its outstanding 6.75% Senior Secured Notes due 2019.

This press release contains forward-looking statements that involve risks and uncertainties. Factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements include: adverse conditions in the capital markets and the failure of holders to participate in the tender offer; changes in federal or state securities laws; and changes in our business and financial condition. FelCor and FelCor LP assume no obligation to update forward-looking information contained in this press release.
About FelCor
FelCor, a real estate investment trust, owns a diversified portfolio of primarily upper-upscale and luxury hotels that are located in major and resort markets. FelCor partners with leading hotel companies to operate its hotels, which are flagged under globally renowned brands and premier independent hotels. Additional information can be found on the Company’s website at www.felcor.com.

Contact:
Stephen A. Schafer, Senior Vice President
(972) 444-4912 sschafer@felcor.com

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